EXHIBIT 21
SUBSIDIARIES
Novapak Corporation, a Delaware corporation
Airopak Corporation, a Delaware corporation
Novatec Plastic Inc., a Delaware corporation
Marpac Industries, Inc., a New York corporation
Marpac Southwest, Inc., an Oklahoma corporation